Exhibit 10.5

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

1ST AMENDMENT to SUPPLY AND SERVICES AGREEMENT BETWEEN

VICAL INCORPORATED AND ASTELLAS PHARMA INC.

THIS AMENDMENT is made and entered into as of August 6, 2012 (“Amendment Effective Date”) by and between VICAL INCORPORATED, a Delaware corporation (“Vical”), having an address of 10390 Pacific Center Court, San Diego, California, 92121, USA, and ASTELLAS PHARMA INC., a company organized under the laws of Japan (“Astellas”), having an address of 3-11, Nihonbashi-Honcho 2-chome, Chuo-Ku, Tokyo 103-8411, Japan.

RECITALS

WHEREAS, the parties have entered into the Supply and Services Agreement dated July 12, 2011 (the “Supply and Services Agreement”);

WHEREAS, the parties wish to amend the Supply and Services Agreement so as to reflect the current situation relating to Manufacture and supply of the Compound and the Product.

NOW, THEREFORE, for and in consideration of mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

A.	INTERPRETATION

Unless otherwise defined in this Amendment, the definitions of the Supply and Services Agreement shall be also applicable to this Amendment.

Except as specifically amended by this Amendment, the terms and conditions of the Supply and Services Agreement shall remain in full force and effect.

B.	CHANGE OF THE TIMING OF TRANSFER OF VICAL MANUFACTURING INFORMATION

The first sentence of Section 3.2 shall be amended as follows:

“Starting no later than six (6) months after the third anniversary of first Regulatory Approval of the first Product in the Field or such earlier date as requested in writing by Astellas, the parties shall work together to agree to a plan for transitioning responsibility for the Manufacture and supply of Compounds and Products in the Field to Astellas or its designated contract manufacturer, and the parties shall use Commercially Reasonable Efforts to implement such plan and complete such transfer as promptly as possible, but in any event by […***…]

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[…***…] or (c) such earlier date as agreed in writing by the parties, whichever comes earlier.”

C.	CAPITAL INVESTMENT

The following paragraph shall be added after Section 3.2 of the Supply and Services Agreement as Section 3.3:

“3.3 Vical’s Investments

(a) Proposal. If Vical is required to make investments in its manufacturing facilities in order to meet Astellas’ requirements of the Commercial Products during the Extended Term (“Investments”), Vical shall submit to Astellas for review the plan of the Investments to be made by Vical and its estimation of incremental capital cost and all reasonable expenses therefor and the parties shall negotiate in good faith and agree upon such plan and the amount to be borne by Astellas in connection therewith within three (3) months from receipt by Astellas of such plan and estimation from Vical, or such other date as agreed in writing by the parties. Vical shall, in no event, make such Investments without Astellas’ prior written approval, not to be unreasonably withheld or delayed; provided that nothing in this Section 3.3 shall limit or restrict Vical’s rights to make any investments in its manufacturing facilities at its own expense without approval of Astellas.

(b) Reimbursement. Astellas shall reimburse Vical the agreed incremental capital costs and all reasonable expenses incurred by Vical in scaling up, or increasing production capacity to meet Astellas’ supply requirements of the Commercial Products.

For the purpose of this Section 3.3, within thirty (30) days of the end of each Calendar Quarter, Vical shall submit to Astellas an invoice for the actual cost for such scaling up or increasing production capacity incurred and/or paid during immediately previous Calendar Quarter together with the reasonably detailed supporting documents therefor.

Within forty five (45) days of the receipt of such invoice, unless Astellas has reasonable question or objection to the invoice, Astellas shall pay to Vical the cost for such scaling up or increasing production capacity.

For avoidance of doubt, the costs for such scaling up or increasing production capacity, which have been already reimbursed by Astellas, shall be excluded from calculation of Cost of Goods.

(c) Failure to Agree. In case that (i) the parties hereto cannot reach an agreement on the Investments within such three (3) month period as referred to in Section 3.3(a) or (ii) either party does not wish to make the Investments and so informs the other party, the parties shall start and perform their activities set forth in Section 3.2.”

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D.	TRANSFER PRICE

The following sentence shall be added at the end of Section 5.2(a) of the Supply and Services Agreement:

“During the period starting from third anniversary of the First Commercial Sale of the first Product in the Field and ending on the last day of the Term (“Extended Term”), each of the ceiling of the Transfer Price set forth in this Section 5.2(a) shall be reviewed from time to time and revised as agreed to by the parties based on then-current USA Consumer Price Index.”

E.	TERM

Section 11.1 of the Supply and Services Agreement shall be amended as follows:

“11.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the earliest to occur of (a) the sixth anniversary of the First Commercial Sale of the first Product for use in HSCT Recipients in the Field, (b) the third anniversary of the First Commercial Sale of the first Product for use in SOT Recipients in the Field, (c) the date designated by Astellas in advance (such designated date shall be notified in writing by Astellas to Vical), and (d) the date of expiration or termination of the later to expire or terminate of the License Agreements, in each case unless terminated earlier pursuant to Section 11.2 (the “Term”). In the event a License Agreement terminates or expires (or terminates or expires with respect to any country or countries to the extent provided therein) prior to the end of the Term, then thereafter during the Term, subject to Section 11.3(b), all obligations of Vical under this Agreement with respect to the applicable country or countries shall terminate unless otherwise agreed by the parties.”

F.	DEFINITION

The following sentences shall be inserted in appropriate places in Article 1 of the U.S. License Agreement.

“1.24-A “Extended Term” shall have the meaning provided in Section 5.2(a).”

“1.37-A “Investments” shall have the meaning provided in Section 3.3(a).”

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G.	DURATION OF THE AMENDMENT

The term of this Amendment shall commence on the Amendment Effective Date and, unless otherwise agreed in writing between the parties, continue until the date of expiration or earlier termination of the Supply and Services Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this AMENDMENT as of the date set forth below.

VICAL INCORPORATED		ASTELLAS PHARMA INC.

By:	/s/ Vijay B. Samant	By:	/s/ Yoshihiko Hatanaka
Name:	Vijay B. Samant	Name:	Yoshihiko Hatanaka
Title:	President and CEO	Title:	President and CEO
Date:	August 6, 2012	Date:	August 2, 2012

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